AMENDMENT TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

The following amendment, effective October     , 2012, is made to the Amended and Restated Investment Advisory Agreement, by and between Maxim Series Fund, Inc. (the “Fund”) and GW Capital Management, LLC (the “Adviser”), dated December 5, 1997, as amended and restated on April 30, 2012 (the “Agreement”), and is hereby incorporated into and made a part of the Agreement.

1.	Article II, Section A is amended by replacing the first paragraph thereof with the following:

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 1.00% of the average daily net assets of the Maxim American Century Growth Portfolio; 0.95% of the average daily net assets of the Maxim Ariel MidCap Value Portfolio; 1.00% of the average daily net assets of the Maxim Ariel Small-Cap Value Portfolio; 0.50% of the average daily net assets of the Maxim Bond Index Portfolio; 0.70% of the average daily net assets of the Maxim Federated Bond Portfolio; 1.25% of the average daily net assets of the Maxim Goldman Sachs MidCap Value Portfolio; 0.70% of the average daily net assets of the Maxim International Index Portfolio; 1.00% of the average daily net assets of the Maxim Invesco ADR Portfolio; 1.40% of the average daily net assets of the Maxim Invesco Small-Cap Value Portfolio; 1.05% of the average daily net assets of the Maxim Janus Large Cap Growth Portfolio; 0.90% of the average daily net assets of the Maxim Loomis Sayles Bond Portfolio; 1.00% of the average daily net assets of the Maxim Loomis Sayles Small-Cap Value Portfolio; 1.20% of the average daily net assets of the Maxim MFS International Growth Portfolio; 1.00% of the average daily net assets of the Maxim MFS International Value Portfolio; 0.46% of the average daily net assets of the Maxim Money Market Portfolio; 1.10% of the average daily net assets of the Maxim Putnam Equity Income Portfolio; 1.10% of the average daily net assets of the Maxim Putnam High Yield Bond Portfolio; 0.70% of the average daily net assets of the Maxim Real Estate Index Portfolio; 0.60% of the average daily net assets of the Maxim S&P 500 Index Portfolio; 0.60% of the average daily net assets of the Maxim S&P MidCap 400 Index Portfolio; 0.60% of the average daily net assets of the Maxim S&P SmallCap 600 Index Portfolio; 0.60% of the average daily net assets of the Maxim Short Duration Bond Portfolio; 1.10% of the average daily net assets of the Maxim Small-Cap Growth Portfolio; 0.60% of the average daily net assets of the Maxim Stock Index Portfolio; 1.30% of the average daily net assets of the Maxim Templeton Global Bond Portfolio; 0.80% of the average daily net assets of the Maxim T. Rowe Price Equity/Income Portfolio; 1.00% of the average daily net assets of the Maxim T. Rowe Price MidCap Growth Portfolio; and 0.60% of the average daily net assets of the Maxim U.S. Government Mortgage Securities Portfolio.

2.	In the event of a conflict between the terms of this amendment and the Agreement, the terms of this amendment shall control.

3.	This amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC
(d/b/a Maxim Capital Management, LLC)

Attest:	/s/ R. L. Logsdon	By:	/s/ S.M. Corbett

Name:	R.L. Logsdon	Name:	S.M. Corbett

Title:	Assistant Vice President,	Title:	President & Chief Executive Officer
Counsel & Secretary

MAXIM SERIES FUND, INC.

Attest:	/s/ R.L. Logsdon	By:	/s/ M.C. Maiers

Name:	R.L. Logsdon	Name:	M.C. Maiers

Title:	Assistant Vice President,	Title:	Chief Financial Officer & Treasurer
Counsel & Secretary